UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 20, 2006

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

1661 East Main Street, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On April 20, 2006, the Company disseminated its 2005 Annual Report to Stockholders (the “Annual Report”). The Company included in the Annual Report a letter from the President and Chief Executive Officer to the stockholders of the Company. The letter is furnished as Exhibit 99.1 to this report.

Additionally, the Company is disclosing that it has completed its move from its three separate facilities in Easley, SC totaling approximately 12,000 square feet to a single facility at 900 E. Main, Suite T, Easley, SC 29640. As is typical of many public corporations, the Company has set a goal of achieving double-digit revenue growth on an ongoing basis. The new facility provides room to more than double our staff in our newly leased space, if and when required by any such potential growth. Our lease includes approximately 30,000 square feet, including approximately 23,000 square feet of finished space and approximately 7,000 square feet of warehouse space, which may be subsequently converted to office space. We were able to take advantage of space available from the refurbishment of a more than 100,000 square foot textile mill facility, which proved to be a more attractive solution on a square foot cost basis and compared to space limitations of other options in the surrounding area. The more than 70,000 square feet in the building, which we do not currently lease, is primarily located in adjacent suites and may be available for lease at future dates to accommodate additional growth. The specific obligations under the Company’s leases are described in more detail in the Company’s Form 10-KSB for the year ended 2005 filed with the Securities Exchange Commission on March 30, 2006.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is furnished as part of this report:

Exhibit Number	Description
Exhibit 99.1	Letter to Shareholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick President and Chief Executive Officer

Dated: April 20, 2006

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Letter to Shareholders